UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 25, 2007

IDAHO GENERAL MINES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Idaho

(State or Other Jurisdiction of Incorporation)

000-50539	91-0232000
(Commission File Number)	(IRS Employer Identification No.)

1726 Cole Blvd., Suite 115, Lakewood, CO	80401
(Address of Principal Executive Offices)	(Zip Code)

(303) 928-8599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 25, 2007, the Board of Directors of the Company issued a press release announcing the adoption of a comprehensive set of corporate governance guidelines designed to incorporate many best practices in current corporate governance, including the adoption of a “majority voting” provision for the election of directors. The Board also voted, subject to shareholder approval, to accelerate the termination date of the Company’s shareholder rights agreement and to reincorporate the Company in Delaware. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On July 26, 2007, the Company issued a press release to announce plans to increase mill throughput capacity at Mt. Hope from 44,000 short tons per day (40,000 metric tons) to an average of approximately 60,000 short tons per day (55,000 metric tons), with actual annual throughput dependant on ore characteristics and other factors. The increased throughput capacity is expected to expand average annual molybdenum production during the first ten years of operations to 37 million pounds from the Company’s prior estimates of approximately 31 million pounds. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release issued by Idaho General Mines, Inc. dated July 25, 2007.
99.2 Press Release issued by Idaho General Mines, Inc. dated July 26, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDAHO GENERAL MINES, INC.
(Registrant)

Date: July 31, 2007	By: /s/ David A. Chaput
David A. Chaput
Chief Financial Officer

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